Exhibit 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the Reporting Persons agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the Common Stock of Kana Software, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
DATED: January 17, 2008
By: /s/ Scott A. Fine
Scott A. Fine, individually, and a member of Empire GP, L.L.C. and Empire Capital Management, L.L.C.
By: /s/ Peter J. Richards
Peter J. Richards, individually, and a member of Empire GP, L.L.C. and Empire Capital Management, L.L.C.

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